Exhibit 99.3

The Significant Creditor Proposal included the following material terms and conditions: (i) EFIH first lien creditors would receive new first lien secured notes issued by EFIH in an amount equal to the principal amount of EFIH first lien notes then held by such EFIH first lien creditors, which new notes would (a) mature 8 years after issuance, (b) accrue interest at the rate of 7% per annum (all payable in cash), and (c) include call protection through maturity; (ii) EFIH second lien creditors would receive (a) cash in an amount equal to the amount that would be due if EFIH redeemed 35% of the outstanding EFIH second lien notes pursuant to the equity redemption provisions in the indentures governing the EFIH second lien notes and (b) new second lien secured notes issued by EFIH in an amount equal to the then-remaining principal amount of EFIH second lien notes held by such EFIH second lien creditors after taking into account the cash redemption in the preceding clause, which new notes would (1) mature 10 years after issuance, (2) accrue interest at the rate of 9.75% per annum (8.75% payable in cash, 1% pay-in-kind), and (3) include call protection for the first eight years after issuance; (iii) EFH Corp. unsecured creditors would receive $257 million in cash and 3.1% of the equity interests in reorganized EFH Corp; and (iv) TCEH creditors would receive the proceeds of an approximately $8 billion debt issuance at TCEH and substantially all of the equity of EFH Corp. The Significant Creditor Proposal did not specify any proposed distributions to EFIH’s unsecured creditors or the Equity Holders.